Exhibit 99.2

Alternus Energy Group plc – Affiliate Signs Definitive Agreement

Dublin, 28 December 2023

Reference is made to the press release issued by Alternus Energy Group Plc (OSE: ALT) (“AEG” or the “Company”) on 21 November 2023, regarding the planned sale of its operating solar projects in the Netherlands.

The Company is pleased to announce that AEG JD 02 Limited, an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“ALCE” or “Alternus”), a majority owned subsidiary of the Company, has executed a definitive agreement with Theia for the sale of 100% of the share capital in another project company, Blue Sky Energy I B.V. (“Blue Sky”), holding a 13.6 MW solar farm project at Rotterdam Airport.

The transfer of the full legal title to all the shares in Blue Sky to Theia will occur upon receipt of the agreed purchase price (“Completion”) from the buyer. The total purchase price is expected to amount to approximately €2,840,000 and will be used to pay down debt.

The definitive agreement contains customary interim covenants of the Seller concerning the period between the execution date and Completion, and is subject to various closing conditions. Completion will occur once all conditions precedent have been met, which is anticipated to occur during Q1 2024.

EY acted as the sole Financial Advisor to the Company in these transactions.

About Alternus Energy Group (AEG):

AEG is a transatlantic clean energy independent power producer (IPP). We develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through Alternus Clean Energy, Inc (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo and headquartered in Ireland while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.

Forward-Looking Statements

Certain information contained in this letter, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this notice The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For More Information:

Alternus Energy Group

ir@alternusenergy.com

+1 (913) 815-1557

or

The Blueshirt Group

alternus@blueshirtgroup.com

+1 (323) 240-5796